Exhibit 10.1

March 14, 2005

Nigel Dessau

20 Coventry Circle

Mathopac, NY 10541

Dear Nigel:

I am pleased to extend an offer of employment to you on behalf of Storage Technology Corporation ("StorageTek") in the position of Vice President, Chief Marketing Officer, reporting to Pat Martin, Chairman, President and Chief Executive Officer. As a salaried employee, you will be paid on a bi-weekly basis equating to $250,000 annually. Other benefits being offered with this position are outlined below. We recommend that your start date with StorageTek be on or before April 4, 2005.

You will be eligible to participate in the StorageTek Management by Objectives (MBO) Bonus Plan. Incentive payout is based on achievement of corporate, business unit and individual goals. The target payout for this position will be 55% of your base. You will be eligible for your 2005 MBO at an amount prorated for the time spent in the position in 2005. To receive compensation under this plan, you must meet the eligibility requirements stated in the Plan document that will be provided to you.

Subject to approval of the Board of Directors, you will be granted an option to purchase 7,500 shares of StorageTek common stock at the next regular meeting of the Compensation Committee after your hire date. Any stock options you may receive are subject to the approval of the Board of Directors and are not granted until approved by the Board. The exercise price per share will be the fair market value as of the grant date. The option will vest in equal annual installments over a four-year period after the grant date. Any options granted to you will be pursuant and subject to the terms and conditions of StorageTek's 2004 Long Term Incentive Plan, as that plan may be amended from time to time. You will be provided a copy of the stock option plan upon your request.

Additionally, subject to the approval of the Board of Directors, you will receive 5,000 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will also vest in equal annual installments over a four-year period after the grant date, and are also subject to the terms and conditions of StorageTek's 2004 Long Term Incentive Plan.

Long Term Incentive Program:  We will recommend you to the Board of Directors for participation in the 2005 Long Term Incentive Program.  In 2005 the estimated award value for your level is $687,600, to be delivered in both options and restricted stock. The details of the Program are provided in the attached brochure.

General Employee Benefits

As a member of our team, you will be eligible to participate in a variety of employee benefits in accordance with the terms of the respective benefit plans. StorageTek benefits currently include, but are not limited to, medical, dental, vision, life insurance, short and long-term disability coverage, 401(k), employee stock purchase plan and Paid Time Off. These benefits are described in the Benefits Review document included with your offer letter. Please keep in mind that StorageTek may modify or cancel any employee benefits during your employment. Certain benefits require vesting. Vesting schedules are contained in the benefit plan documents. In addition to the above general employee benefits, you will be eligible for the following executive benefits:

Deferred Compensation – Under this program and our 401k plan you may contribute up to 100% of your base salary and up to 100% (with limitations due to tax and other obligations) of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan.

Executive Life – StorageTek will provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for an executive life insurance plan allowing you to enroll in an individual life policy (for coverage above $50,000) that you will own and that allows a cash surrender value.

Executive Vacation – This program allows vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

Relocation Assistance – To assist with the transition to your new location, StorageTek will provide for the relocation expenses as detailed in the enclosed Description of Executive Level Relocation for Homeowners. Pursuant to the terms of the attached Relocation Payback Assistance Agreement, if your employment with StorageTek terminates for “cause” within 18 months of your relocation date, you will be responsible for repaying on a prorated basis any relocation expenses paid to you, on your behalf, or reimbursed to you.

Executive Severance and Change of Control – As a condition of acceptance, you will enter into an Executive Agreement (providing certain benefits upon a change of control) and an Executive Severance Agreement. You must sign and return the executed agreement to me by your start date. The Corporation will then also execute the agreement and return a copy to you.

Conditions of offer

This offer of employment is conditional upon your completion of the following:

•	Undergoing and successfully completing StorageTek’s pre-employment screening including a background check, a pre-employment drug test and other testing as may be required for your specific position;.

•	Verification of your eligibility to work in the United States;

•	Execution of StorageTek's Proprietary Rights Agreement and Pre-Employment Commitments form; and

•	Reading, understanding and agreeing to comply with and be bound by StorageTek's Business Conduct Guidelines.

•	Signing Executive Agreement and Executive Severance Agreement

Here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time – so that together we can put the power of information into our customers' hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Please sign and return this Conditional Offer Letter and Attachment to Conditional Offer Letter by March 21, 2005 to indicate your acceptance of the terms of this offer. These documents must be signed and returned to our office by the date indicated or the offer may be withdrawn. The Attachment to Conditional Offer Letter will govern many of the specific legal conditions of our employer-employee relationship. Please review it carefully before signing.

We look forward to having you join our team. If you have any questions regarding this offer, please call me directly at 303-673-3460.

Sincerely,

Roger C. Gaston

Corporate Vice President

Human Resources

I accept the offer of employment described above, which is conditional upon my agreement to all of the terms outlined in the Attachment to Conditional Offer Letter. I have read and understand this Conditional Offer Letter and the Attachment, including but not limited to the provisions concerning StorageTek Business Conduct Guidelines and Corporate Policies and Practices, Pre-Employment Commitments, Intellectual Property, Confidential Information and Non-Recruitment, and Employment-At-Will. My signature below indicates that I agree to the terms of both the Conditional Offer Letter and the Attachment to Conditional Offer Letter.

_________________________________	____________________
Nigel Dessau	Date

To facilitate enrollment into our personnel system, please provide the following:

__________________________		_________________________
Social Security Number		Date of Birth
[	]	I have never been employed by StorageTek.
[	]	I have been employed by StorageTek. My employee number is: __________________

Assuming that I have received notification that I have successfully passed all components of StorageTek’s pre-employment screening process before such date*, I would like to start work on the following date:

__________________________

Start Date

*Please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.

STORAGE TECHNOLOGY CORPORATION ("STORAGETEK")

ATTACHMENT TO CONDITIONAL OFFER LETTER

Nigel Dessau

April 4, 2005

PRE-EMPLOYMENT SCREENING

StorageTek's offer of employment is conditional upon satisfactory resolution of a background check and pre-employment drug test as well as other testing as may be required for your specific position. The determination as to whether each of these conditions has been satisfactorily met is at the sole discretion of StorageTek. The background check may include, but is not limited to, verification of social security number, work experience, training, licenses, certificates, educational experience, and examination of your driving record and criminal history. StorageTek will notify you when all components of your pre-employment screening process have been satisfactorily met. You are not eligible to commence employment with StorageTek until after you have received such notification.

VERIFICATION OF EMPLOYMENT ELIGIBILITY

Within three days of your hire date, you will be asked to complete a Form I-9 (Employment Eligibility Verification) and present appropriate documents, as required by the federal government, to establish your identity and eligibility to work in the United States. StorageTek can make no promises or guarantees about your ability to secure employment authorization.

STORAGETEK BUSINESS CONDUCT GUIDELINES AND CORPORATE POLICIES AND PRACTICES

StorageTek’s Business Conduct Guidelines provide a consistent standard to which employees must adhere in conducting StorageTek’s business activities worldwide. The Business Conduct Guidelines embody StorageTek’s core values and commitment to operating according to the highest ethical standards. As a condition of your employment you agree to comply with StorageTek's Business Conduct Guidelines and Corporate Policies and Practices as may be issued or modified from time to time.

PRE-EMPLOYMENT COMMITMENTS

StorageTek's offer of employment is conditional upon your signing a Pre-Employment Commitments form on which you identify any obligations or commitments to your previous employer, or any other obligations, commitments, conflicts, rights or interests that you might have prior to your employment with StorageTek.

INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-RECRUITMENT

StorageTek's offer of employment is conditional upon your signing a Proprietary Rights Agreement which sets forth StorageTek's terms regarding intellectual property, confidential information and non-recruitment of StorageTek employees, both during and after terminating your employment with StorageTek. The Proprietary Rights Agreement is a legal document that should be carefully read and understood before signing. Please be aware that your legal obligations with respect to the Proprietary Rights Agreement continue at all times and remain in effect after you leave the employ of StorageTek.

EMPLOYMENT- AT- WILL

Nothing in the Conditional Offer Letter or this Attachment promises or implies employment for any particular duration. Just as you may terminate your employment with StorageTek at any time, with or without cause, StorageTek may terminate your employment at any time, with or without cause. This at-will employment relationship may not be modified except by written agreement properly signed by you and an authorized officer of StorageTek. Nothing contained in the Conditional Offer Letter, this Attachment, or other communications creates or implies any promise of specific treatment upon which you can rely.

By signing below, I affirm my understanding of and agree to the terms of this Attachment to Conditional Offer Letter:

_________________________________	____________________
Nigel Dessau	Date

Relocation Assistance Payback Agreement

Nigel Dessau

March 14, 2005

Should you resign your employment or if you are terminated for “cause”, as defined below, from Storage Technology Corporation (“StorageTek”) within eighteen (18) months from your relocation date, you agree to repay StorageTek any relocation expenses paid to you, on your behalf or reimbursed to you. These expenses include, but are not limited to, lump sum payments for relocation assistance, payment of shipment of household goods, travel expenses to the new location, and home sales assistance if offered. Such amount shall be payable immediately upon your termination of employment with StorageTek and will be prorated based on your completed work weeks of employment service from the later of your hire date or relocation date. A work week is defined for purposes of this agreement as 40 hours per work week.

Termination for “cause” for purposes of this Agreement shall mean any of the following: (1) your willful failure to perform your duties and responsibilities; (2) your breach of any written agreement between yourself and StorageTek; (3) negligence or dishonesty in the performance of your duties; (4) your material violation of any of the Corporate Policies and Practices as in effect from time to time; (5) your engaging in conduct or activities that materially conflict with the interests of or injure StorageTek, or materially interfere with your duties owed to StorageTek as such is determined in the sole and complete discretion of StorageTek; (6) your failure to perform lawful duties within your area of responsibility as assigned to you by your manager; and (7) your conviction of a felony in any criminal proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received) regardless of whether the conduct for which you are convicted is work related.

In addition, you agree to authorize StorageTek to deduct from your final paycheck any amounts owed to StorageTek pursuant to this Relocation Assistance Payback Agreement and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation. Your hire date is the date you commenced work with StorageTek. In the event you refuse or fail to repay the amount owed for relocation expenses paid to you by StorageTek, StorageTek will be entitled to recover from you its attorney’s fees and costs associated with the collection of said expenses.

Nothing in this Agreement alters your status as an at-will employee. As an at-will employee, either StorageTek or you can terminate your employment relationship at any time, with or without advance notice, and with or without cause.

Accepted by:	—————————————— Nigel Dessau	—————————————— Date